Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: April 25, 2006 @ 1:30 P.M. PT

ACTEL ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced net revenues of $46.3 million for the first quarter of 2006, up 5 percent from the first quarter of 2005 and up 6 percent from the fourth quarter of 2005.

Non-GAAP net income, which excludes stock-based compensation charges and amortization of acquisition-related intangibles, was $2.6 million for the first quarter of 2006 compared with $2.0 million for the first quarter of 2005 and $1.4 million for the fourth quarter of 2005. Non-GAAP earnings were $0.10 per diluted share for the first quarter of 2006 compared with $0.08 for the first quarter of 2005 and $0.06 for the fourth quarter of 2005.

Including stock-based compensation and amortization charges in accordance with generally accepted accounting principles (GAAP), Actel reported a loss of $0.2 million, or ($0.01) per basic share, for the first quarter of 2006 compared with net income of $1.4 million, or $0.06 per diluted share, for the first quarter of 2005 and net income of $1.2 million, or $0.05 per diluted share, for the fourth quarter of 2005.

Gross margin was 59.9 percent for the first quarter of 2006 compared with 59.3 percent for the first quarter of 2005 and 59.1 percent for the fourth quarter of 2005.

During the first quarter, the Actel Fusion™ Programmable System Chip (PSC), the industry’s first mixed-signal field-programmable gate array (FPGA), was named the winner in the Digital IC and Programmable Logic category of EDN’s 2005 Innovation of the Year competition. It was also named the winner of the International Engineering Consortium’s DesignVision award in the category of Semiconductors and ICs. The Actel Fusion PSC offers the unprecedented integration of mixed-signal analog, embedded flash memory and FPGA fabric in a single chip, enabling designers to quickly move from concept to completed design and deliver feature-rich systems to market.

Business Outlook – Second Quarter 2006

The company believes that second quarter revenues will be flat to up in the low single digit range. Gross margin is expected to be about 59 percent. Operating expenses are anticipated to come in at approximately $29.6 million, which includes an estimated $2.9 million of stock-based compensation expense. Other income is expected to be about $1.5 million. The tax provision for the quarter is expected to be approximately $0.2 million. Outstanding share count is expected to be about 25.8 million shares; fully diluted share count is expected to be about 27.3 million shares.

A conference call to discuss first quarter results will be held on Tuesday, April 25, 2006, at 2:00 p.m. Pacific Time. A live web cast and replay of the call will be available. Web cast and replay access information as well as financial and other statistical information can be found on Actel’s web site, www.actel.com. In addition, the company expects to issue a press release providing a financial update in early June 2006.

Actel Corporation is the leader in single-chip FPGA solutions. The company trades on the NASDAQ National Market under the symbol ACTL and is headquartered at 2061 Stierlin Court, Mountain View, Calif., 94043-4655. For more information about Actel, visit http://www.actel.com. Telephone: 888-99-ACTEL (992-2835).

The statements under the heading “Business Outlook – Second Quarter 2006” are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form  10-Q or 10-K, which can be found on Actel’s web site, www.actel.com. Actel’s quarterly revenues and operating results are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly.

Editor’s Note: The Actel and Actel Fusion names and logos are trademarks of Actel Corporation. All other trademarks and servicemarks are the property of their respective owners.

ACTEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands except per share amounts)

	Three Months Ended
	Apr. 2, 2006	Apr. 3, 2005	Jan. 1, 2006
Net revenues	$46,268	$43,984	$43,708

Costs and expenses:
Cost of revenues	18,550	17,916	17,883
Research and development	13,779	11,858	12,390
Selling, general, and administrative	14,805	12,837	12,348
Amortization of acquisition-related intangibles	8	558	258

Total costs and expenses	47,142	43,169	42,879

(Loss) income from operations	(874)	815	829
Interest income and other, net	1,363	780	1,199

Income before tax provision	489	1,595	2,028
Tax provision	641	158	874

Net (loss) income	$(152)	$1,437	$1,154

Net (loss) income per share:
Basic	$(0.01)	$0.06	$0.05

Diluted	$(0.01)	$0.06	$0.05

Shares used in computing net (loss) income per share:
Basic	25,753	25,111	25,425

Diluted	25,753	25,652	25,577

ACTEL CORPORATION

NON-GAAP INFORMATION
EXCLUDING ACQUISITION-RELATED AMORTIZATION
AND STOCK-BASED COMPENSATION
(in thousands, except per share amounts)

The following Non-GAAP supplemental information adjusts for the effect of acquisition-related amortization and stock-based compensation charges. This Non-GAAP information is not prepared in accordance with generally accepted accounting principles (GAAP).

	Three Months Ended
	Apr. 2, 2006	Apr. 3, 2005	Jan. 1, 2006
Non-GAAP operating costs and expenses	$25,792	$24,695	$24,738
Non-GAAP operating income	$1,926	$1,373	$1,087
Non-GAAP net income	$2,648	$1,995	$1,412
Non-GAAP basic earnings per share	$0.10	$0.08	$0.06
Non-GAAP diluted earnings per share	$0.10	$0.08	$0.06

NON-GAAP TO GAAP RECONCILIATION
(unaudited, in thousands)

	Three Months Ended
	Apr. 2, 2006	Apr. 3, 2005	Jan. 1, 2006
Non-GAAP net income	$2,648	$1,995	$1,412
Amortization of acquisition-related intangibles	(8)	(558)	(258)
Stock-based compensation charge	(2,792)	—	—

GAAP net (loss) income	$(152)	$1,437	$1,154

ACTEL CORPORATION

CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	Apr. 2, 2006	Jan. 1, 2006
ASSETS

Current assets:
Cash and cash equivalents	$22,047	$24,033
Short-term investments	107,461	117,577
Accounts receivable, net	28,426	26,836
Inventories, net	36,988	37,372
Deferred income taxes	21,489	21,489
Prepaid expenses and other current assets	6,722	7,005

Total current assets	223,133	234,312
Property and equipment, net	23,432	23,859
Long-term investments	42,023	26,706
Goodwill, net	32,142	32,142
Deferred tax asset	10,177	9,979
Other assets, net	15,873	13,391

	$346,780	$340,389

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,136	$14,503
Accrued salaries and employee benefits	5,626	4,994
Other accrued liabilities	10,795	10,196
Deferred income on shipments to distributors	32,501	29,238

Total current liabilities	62,058	58,931
Deferred compensation plan liability	4,083	3,667
Deferred rent liability	1,278	1,242
Long-term royalty, net	3,385	3,828

Total liabilities	70,804	67,668
Shareholders’ equity	275,976	272,721

	$346,780	$340,389